Axos Financial, Inc. Announces New $100 Million Stock Repurchase Program

SAN DIEGO, CA - (BUSINESSWIRE) - August 6, 2019 - Axos Financial, Inc. (NYSE: AX) (“Axos” or the "Company”), parent of Axos Bank, announced today that its Board of Directors authorized a program to repurchase up to $100 million of its common stock. This new share repurchase authorization is in addition to the existing share repurchase plan approved on March 17, 2016, which has approximately $8 million remaining.

The Company may repurchase shares on the open market or through privately negotiated transactions at times and prices considered appropriate by the Company, at the discretion of management, and subject to its assessment of alternative uses of capital, stock trading price, general market conditions and other factors. There is no set start or end date for the new common stock repurchase program.

About Axos Financial, Inc.

Axos Financial, Inc. is the holding company for Axos Bank, a nationwide bank that provides consumer and business banking products through its low-cost distribution channels and affinity partners. With over $11.2 billion in assets, Axos Bank provides financing for single and multifamily residential properties, small-to-medium size businesses in target sectors, and selected specialty finance receivables. Its wholly-owned subsidiaries, Axos Clearing LLC and WiseBanyan, Inc., provide comprehensive securities clearing services to introducing broker-dealers and registered investment advisor correspondents and digital investment advisory services to retail investors, respectively. Axos Financial, Inc.’s common stock is listed on the NYSE under the symbol “AX” and is a component of the Russell 2000® Index and the S&P SmallCap 600® Index. For more information about Axos Bank, please visit https://www.axosbank.com.

Forward-Looking Safe Harbor Statement

This press release contains forward-looking statements that involve risks and uncertainties, including without limitation statements relating to Axos’ plans with respect to the repurchase of its shares from time to time under the new stock repurchase program, involving, among things, uncertainties inherent in business and financial planning. These forward-looking statements are made on the basis of the views and assumptions of management regarding future events and performance as of the date of this press release. Actual results and the timing of events could differ materially from those expressed or implied in such forward-looking statements as a result of risks and uncertainties, including without limitation changes in interest rates, inflation, government regulation, general economic conditions, conditions in the real estate markets in which we operate and other factors beyond our control. These and other risks and uncertainties detailed in Axos’ periodic reports filed with the Securities and Exchange Commission could cause actual results to differ materially from those expressed or implied in any forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement, and Axos undertakes no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date of this press release.

Contact:

Johnny Lai, CFA
VP, Corporate Development and Investor Relations
Axos Financial, Inc.
Phone: 1-858-649-2218
Email: jlai@axosfinancial.com